Exhibit 99.1

China XD Plastics Special Committee Engages Independent Financial Advisor and Legal Counsels in connection with "Going-Private" Proposal
HARBIN, China, June 5, 2017 /PRNewswire/ -- China XD Plastics Company Limited (NASDAQ: CXDC) ("China XD Plastics" or the "Company"), one of China's leading specialty chemical players engaged in the development, manufacture and sale of modified plastics primarily for automotive applications, today announced that the special committee of its board of directors, which is composed entirely of independent directors (the "Special Committee"), has retained Duff & Phelps, LLC and Duff & Phelps Securities, LLC as the Special Committee's independent financial advisor, Davis Polk & Wardwell LLP as its U.S. legal counsel and Brownstein Hyatt Farber Schreck, LLP as its Nevada legal counsel in connection with its review and evaluation of the preliminary non-binding proposal letter dated February 16, 2017 from its Chairman and Chief Executive Officer, Jie Han ("Mr. Han"), XD. Engineering Plastics Company Limited, a company incorporated in the British Virgin Islands and wholly owned by Mr. Han, and MSPEA Modified Plastics Holding Limited, an affiliate of Morgan Stanley Private Equity Asia III, Inc. (collectively, the "Buyer Consortium"), to acquire all of the outstanding shares of common stock of the Company not already beneficially owned by the Buyer Consortium in a "going-private" transaction (the "Proposal").
The Special Committee is evaluating and considering the Proposal. The Special Committee cautions the Company's shareholders and others considering trading in its securities that no decision has been made by the Special Committee with respect to the Company's response to the Proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated. The Company does not undertake any obligation to provide any updates with respect to this or any other transaction, except as required under applicable law.
About China XD Plastics Company Limited
China XD Plastics Company Limited, through its wholly-owned subsidiaries, develops, manufactures and sells polymer composites materials, primarily for automotive applications. The Company's products are used in the exterior and interior trim and in the functional components of 29 automobile brands manufactured in China, including without limitation, AUDI, Mercedes Benz, BMW, Toyota, Buick, Chevrolet, Mazda, Volvo, Ford, Citroen, Jinbei and VW Passat, Golf, Jetta, etc. The Company's wholly-owned research center is dedicated to the research and development of polymer composites materials and benefits from its cooperation with well-known scientists from prestigious universities in China. As of March 31, 2017, 410 of the Company's products have been certified for use by one or more of the automobile manufacturers in China. For more information, please visit the Company's English website at http://www.chinaxd.net, and the Chinese website at http://www.xdholding.com.
Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements. These forward-looking statements can be identified by terminology such as "will," "expect," "project," "anticipate," "forecast," "plan," "believe," "estimate" and similar statements. Forward-looking statements involve inherent risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.
Contacts:
China XD Plastics Mr. Taylor Zhang, CFO (New York) Phone: +1 (212) 747-1118 Email: cxdc@chinaxd.net
Investor Relations: Citigate Dewe Rogerson Ms. Vivian Chen, Managing Director US: +1 (347) 481-3711 Email: Vivian.chen@citigatedr.com